UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 27, 2026

NETFLIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35727	77-0467272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 Albright Way

Los Gatos, California, 95032

(Address of principal executive offices) (Zip Code)

(408) 540-3700

(Registrant’s telephone number, include area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	NFLX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on January 19, 2026, Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and wholly owned subsidiary of Netflix (“Merger Sub”), Warner Bros. Discovery, Inc., a Delaware corporation (“WBD”), and New Topco 25, Inc., a newly formed Delaware corporation and wholly owned subsidiary of WBD (“Newco”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, among other things, (i) a newly formed Delaware corporation and wholly owned subsidiary of Newco would merge with and into WBD (the “Holdco Merger”) in accordance with Section 251(g) of the General Corporation Law of the State of Delaware, with WBD surviving as a wholly owned subsidiary of Newco and with the stockholders of WBD immediately prior to the effective time of the Holdco Merger becoming the stockholders of Newco at and immediately following the effective time of the Holdco Merger, and (ii) following an internal reorganization and the separation and distribution of WBD’s Global Linear Networks business and certain other assets, as a result of which Newco would hold the Streaming & Studios businesses of WBD (the “Retained Business”), Merger Sub would merge with and into Newco, with Newco surviving as a wholly owned subsidiary of Netflix.

On February 26, 2026, WBD provided notice to Netflix that the revised proposal WBD received from Paramount Skydance Corporation (“PSKY”) constituted a Company Superior Proposal (as defined in the Merger Agreement) (the “Determination”). In response to such notice, Netflix provided notice to WBD on February 26, 2026, that it was waiving its right under the Merger Agreement to negotiate with WBD for a period of at least four business days in connection with the Determination and confirmed that Netflix would not seek to make any revisions to the Merger Agreement in response to the Determination.

On February 27, 2026, WBD provided notice to Netflix that it had terminated the Merger Agreement in accordance with its terms in order to enter into an Agreement and Plan of Merger with PSKY in respect of such Company Superior Proposal. Concurrently with the termination of the Merger Agreement and entry into such agreement between WBD and PSKY, PSKY, on behalf of WBD, paid the $2,800,000,000 termination fee owed to Netflix in accordance with the terms of the Merger Agreement.

Also on February 27, 2026, as a result of the termination of the Merger Agreement, the commitments under Netflix’s previously disclosed (i) bridge commitment letter, dated as of December 4, 2025 (the “Debt Commitment Letter”), (ii) bridge facility incremental commitments agreement, dated as of January 19, 2026 (the “Incremental Commitments Agreement”), (iii) senior unsecured revolving credit agreement, dated as of December 19, 2025 (the “2025 RCF”) and (iv) senior unsecured delayed draw term loan credit agreement, dated as of December 19, 2025 (the “DDTL Credit Agreement”) were each automatically terminated in accordance with their terms. The proceeds of the Debt Commitment Letter, the Incremental Commitments Agreement, the 2025 RCF and the DDTL Credit Agreement were to be used for the purpose of financing the merger consideration required to be paid under the Merger Agreement, to pay certain other fees, costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement, the Debt Commitment Letter, the Incremental Commitments Agreement, the 2025 RCF and the DDTL Credit Agreement and, at the option of Netflix, to refinance certain indebtedness.

The foregoing description of the Merger Agreement and the Incremental Commitments Agreement (which were filed as Exhibit 2.1 and Exhibit 10.1, respectively, to the Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) by Netflix on January 20, 2026), the 2025 RCF (which was filed as Exhibit 10.1 to the Current Report on Form 8-K that was filed with the SEC by Netflix on December 22, 2025), the DDTL Credit Agreement (which was filed as Exhibit 10.2 to the Current Report on Form 8-K that was filed with the SEC by Netflix on December 22, 2025) and the Debt Commitment Letter (which was filed as Exhibit 10.1 to the Current Report on Form 8-K that was filed with the SEC by Netflix on December 5, 2025) does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, Debt Commitment Letter, Incremental Commitments Agreement, 2025 RCF and DDTL Credit Agreement, each of which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2026	NETFLIX, INC.

	By:	/s/ David Hyman
David Hyman
Chief Legal Officer and Secretary